Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES PRICING OF
$300.0 MILLION OF 7¾% SENIOR NOTES DUE 2019

FRISCO, TEXAS, February 28, 2011 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has priced an underwritten public offering of $300.0 million of Senior Notes due 2019. The Senior Notes will bear interest at a rate of 7¾% per annum. Comstock intends to use the net proceeds of the proposed offering to fund its pending tender offer and consent solicitation for its existing 6⅞% Senior Notes due 2012 ($172.4 million), to repay outstanding borrowings under its bank credit facility and for general corporate purposes.  Comstock expects to close the sale of the notes on March 14, 2011, subject to the satisfaction of customary closing conditions.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp. and J.P. Morgan Securities LLC, are acting as joint book-running managers, with BBVA Securities Inc., BNP Paribas Securities Corp., Capital One Southcoast, Inc., Comerica Securities, Inc., Lloyds TSB Bank plc, Mitsubishi UFJ Securities (USA), Inc., Morgan Keegan & Company, Inc., Natixis Securities North America Inc., Scotia Capital (USA) Inc., SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc. acting as co-managers.

The offering will be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the underwriters will arrange to send you copies of the prospectus supplement and the base prospectus if you request by contacting (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, New York, NY 10080 Attention: Syndicate Operations or by calling 800-294-1322 or emailing dg.prospectus_requests@baml.com, (ii) BMO Capital Markets Corp. at 3 Times Square, 28th Floor, New York, NY 10036, Attention Maya Patel or by calling (212) 702-1882 or (iii) J.P. Morgan Securities LLC at 383 Madison Avenue, 3rd Floor, New York, NY 10179, Attention: Syndicate Desk or by calling (800) 245-8812.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Such an offer can only be made by delivery of a prospectus that has been filed with the Securities and Exchange Commission.  The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.